Exhibit 21.1

INTERNATIONAL BATTERY METALS LTD.

List of Subsidiaries

Entity Name	Jurisdiction of Organization
IBAT USA, Inc.	Delaware
Selective Adsorption Lithium, Inc.	Delaware